Exhibit 15.1

TRANSFER AGENT AND REGISTRAR AGREEMENT

This Transfer Agent and Registrar Agreement (the “Agreement”), dated as of Tuesday, September 27th 2016, by and between StreamNet Inc. corporation duly organized and existing under the laws of the State of Nevada (“Corporation”), and VStock Transfer, LLC, a California limited liability company (“Transfer Agent”), is for the purpose of performing the services described therein.

RECITALS

WHEREAS, the Corporation desires that certain services be provided by the Transfer Agent with regard to the issuance, transfer and registration of certain securities of the Corporation;

WHEREAS, the Transfer Agent is engaged in the business of providing services for issuers of securities and seeks to provide such services to the Corporation; and

WHEREAS, the parties hereto desire to set forth the terms and conditions for the providing of services by the Transfer Agent to the Corporation.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties agree as follows:

I.	GENERAL APPOINTMENT OF TRANSFER AGENT; DOCUMENTS

a.	Pursuant to the Certificate of Appointment, annexed hereto as Exhibit D, the Transfer Agent is appointed as the transfer agent for the issuance, transfer and registration of the Corporation’s “Securities” and to perform such other services related to the Securities as provided in the Agreement. The term “Securities” as used in these Terms & Conditions shall have the meaning set forth in the Certificate of Appointment.

b.	The Corporation has provided original or true and correct copies to the Transfer Agent of each of the documents listed on the Legal Document Checklist attached as Exhibit A.

c.	The Corporation has accurately completed the Preliminary Information Form attached as Exhibit B and provided a copy to the Transfer Agent.

II.	ISSUANCE OF DESIGNATED SECURITIES

The Transfer Agent is authorized and directed to issue Securities of the Corporation from time to time upon receiving from the Corporation the following:

a.	Written instructions as to the issuance from an authorized officer of the Corporation.

b.	A certified copy of any order, consent, decree or other authorization that may relate to the issuance of the Designated Securities.

c.	An opinion of the Corporation’s counsel that (i) the Designated Securities are duly authorized, validly issued, fully paid and nonassessable, (ii) issuance of the Designated Securities has been registered (stating effective date thereof) under the Securities Act of 1933 (as amended) (the “Act”) and the class of Securities represented by the Designated Securities has been registered under the Securities Exchange Act of 1934 (as amended), or, if exempt from registration, the basis of such exemption, and (iii) no order or consent of any governmental or regulatory authority other than that provided to the Transfer Agent is required in connection with the issuance of the Designated Securities or, if no such order or consent is required, a statement to that effect. The opinion should also indicate whether it is necessary that the Designated Securities bear a restrictive legend and the wording of the legend or a statement to the effect that all Designated Securities to be issued are freely transferable upon presentation to the Transfer Agent for that purpose.

d.	Such further documents as the Transfer Agent may reasonably request.

III.	AUTHORIZED OFFICERS

a.	Specimen signatures of the officers of the Corporation authorized to sign the physical evidence of Securities, including any certificate (see Exhibit E) together with any applicable specimen certificates, shall be provided to the Transfer Agent to be used by it for the purpose of comparison. The Transfer Agent shall be protected and held harmless in recognizing and acting upon any signature, certificates or other document believed by it in good faith to be genuine. When any officer of the Corporation shall no longer be vested with the authority to sign evidence of Securities for the Corporation, a written notice thereof shall be given to the Transfer Agent and until receipt of such notice the Transfer Agent shall be fully protected and held harmless in recognizing and acting upon the evidence of Securities bearing the signature of such officer or any signature believed by it in good faith to be such genuine signature.

b.	The Transfer Agent shall not be charged with notice of any change in the officers of the Corporation until notice of such change shall be given in writing by the Corporation to the Transfer Agent.

c.	In the event any officer of the Corporation who shall have signed blank stock certificates or other evidence of Securities (or whose facsimile signature shall have been used) shall die, resign or be removed prior to the issuance of such certificates or other evidence of Securities, the Transfer Agent in its capacity as Transfer Agent or Registrar, may issue or register such stock certificates or other evidence of securities as the stock certificates or evidence of Securities of the Corporation, notwithstanding such death, resignation or removal, unless directed to the contrary by the Corporation in writing.

IV.	REGISTRAR; TRANSFER OF SECURITIES

a.	The Transfer Agent is authorized and directed to act as the official registrar of: the Securities upon receipt by the Transfer Agent of the completed and signed reliance letter substantially in the form of Exhibit F together with complete, accurate and balanced records referenced therein.

b.	The Transfer Agent is authorized and directed to make transfers of Securities from time to time upon the books of the Corporation as maintained by the Transfer Agent.

c.	Securities, in either certificated or book entry form (or other appropriate form of ownership), will be transferred or exchanged upon the surrender of the old Securities (or appropriate instructions in the case of noncertificated shares) in form reasonably deemed by the Transfer Agent to be properly endorsed for transfer, accompanied by such documents as the Transfer Agent may deem necessary to evidence the authority of the person making the transfer. The Transfer Agent reserves the right to refuse to transfer Securities until it has received reasonable assurance that each necessary endorsement is genuine and effective, that the transfer of the Securities is legally valid and genuine and that the requested transfer is otherwise legally in order. For that purpose, Transfer Agent may require an acceptable guaranty of the signature of the person signing and appropriate assurance of authority to do so. The Transfer Agent may rely upon the Uniform Commercial Code, applicable law or regulation, and generally accepted industry practice in effecting transfers, or in delaying or refusing to effect transfers. The Transfer Agent may delay or refuse to process any transfer that in its reasonable judgment appears improper or unauthorized. If, on a transfer of a restricted item, Corporation counsel fails to issue an opinion or to provide adequate reasons therefore within a “reasonable” number of business days of a request to do so, the Transfer Agent is authorized, but not required, to process such transfer upon receipt of an appropriate opinion of presenter’s counsel.

d.	Transfer Agent shall be fully protected and held harmless in recognizing and acting upon written instructions of an authorized officer of the Corporation.

e.	When the Transfer Agent deems it expedient it may apply to the Corporation, or counsel for the Corporation, or to its own counsel for instructions and advice; that the Corporation will promptly furnish or will cause its counsel to furnish such instructions and advice, and, for any action taken in accordance with such instructions or advice, or in case such instructions and advice shall not be promptly furnished, the Corporation will indemnify and hold harmless the Transfer Agent from any and all liability, including attorney’s fees and court costs.

f.	The Corporation will at all times advise the Transfer Agent of any and all stop transfer notices or adverse claims lodged against Securities of the Corporation and further, will promptly notify the Transfer Agent when any such notices or claims have expired or been removed. The Transfer Agent is not otherwise responsible for stop transfer notices or adverse claims from either the Corporation or third parties unless it has received actual written notice.

V.	RECORDKEEPING

a.	The Transfer Agent is authorized and directed to maintain records showing the name and address of, and the number of Securities issued to each holder of, said Securities together with such other records as the Transfer Agent may deem necessary or advisable to discharge its duties as set forth herein.

b.	In case of any request or demand for the inspection of the stock records of the Corporation or any other records in the possession of the Transfer Agent, the Transfer Agent will notify the Corporation for instructions permitting or refusing such inspection; provided, however, that the Transfer Agent reserves the right to permit the inspection of the stock records and other records of the Corporation and its holders of securities by any regulatory authority including the Securities and Exchange Commission (“SEC”) and the Depository Trust & Clearing Corporation (“DTCC”).

VI.	RESPONSIBILITIES, INDEMNITIES, AND COMPENSATION HEREUNDER

a.	The Transfer Agent may conclusively rely and act or refuse to act without further investigation upon any list, instruction, certification, authorization, stock certificate or other communication, including electronic communication, instrument or paper believed by it in good faith to be genuine and unaltered, and to have been signed, countersigned or executed by any duly authorized person or persons, or upon the instruction of any officer of the Corporation or the advice of counsel for the Corporation, or counsel for the Transfer Agent. The Transfer Agent may make any transfer or registration of ownership for such securities which is believed by it in good faith to have been duly authorized or may refuse to make any such transfer or registration if in good faith the Transfer Agent deems such refusal necessary in order to avoid any liability upon either the Corporation or itself. Corporation agrees that it shall not give Transfer Agent direction to take any action or refrain from taking any action, if implementing such direction would be a violation of applicable law or regulation. Corporation agrees that it shall not direct Transfer Agent to transfer any security if such security is subject to any restriction or prohibition on transfer to or from a securities intermediary in its capacity as such, and Transfer Agent shall be protected in refusing to affect any such transfer.

b.	The Transfer Agent may conclusively and in good faith rely and act, or refuse to act, upon the records and information provided to it by the Corporation and its prior transfer agent or record-keeper without independent review and shall have no responsibility or liability for the accuracy or inaccuracy of such records and information.

c.	The Corporation will indemnify, defend, protect and hold harmless the Transfer Agent and its managers, affiliates, agents, officers and employees (the “Indemnitees”) from and against any and all: losses, costs, claims, damages, suits, judgments, penalties, liabilities, and expenses, including, without limitation, reasonable attorney’s fees and expenses, incurred or made, arising out of or in connection with any act or omission of a prior transfer agent of the Corporation or the performance of the Transfer Agent’s obligations under the provisions of this Agreement, including but not limited to, acting, or refusing to act, in reliance upon any signature, endorsement, assignment, certificate, order, request, notice, report, record, instructions or other instrument or document believed by the Transfer Agent in good faith to be valid, genuine and sufficient (the foregoing are referred to as “Indemnifiable Costs”); provided, however, such indemnification shall not apply to any such act or omission finally adjudicated to have been directly caused by the bad faith or gross negligence of the Transfer Agent. The Indemnitees shall be under no obligation to institute or defend any action, suit, or legal proceeding in connection herewith or to take any other action likely to involve the Indemnitees in expense, unless first indemnified to the Transfer Agent’s satisfaction. The indemnities provided by this paragraph shall survive the resignation or removal of the Transfer Agent or the termination of this Agreement. If the indemnification provisions of this Agreement are inadequate or unavailable for any reason, the Indemnitees shall be entitled to contribution from the Corporation and any third-party payors including insurers for all Indemnifiable Costs.

d.	Anything in the Agreement to the contrary notwithstanding, in no event shall either party or its respective affiliates, agents, officers, directors, managers and employees be liable under or in connection with this Agreement for special, indirect, incidental, punitive, or consequential losses or damages of any kind whatsoever, including but not limited to lost profits, whether or not foreseeable, even if advised of the possibility thereof and regardless of the form of action in which such damages are sought.

e.	The Transfer Agent may, in connection with the services described in the Agreement, engage subcontractors, agents, co-transfer agents or attorneys-in-fact, provided the same shall have been selected with reasonable care. The Transfer Agent is authorized by the Corporation to execute all agreements, appoint agents or sub-agents and do all other acts deemed necessary to carry out the general purposes of this Agreement. The Corporation shall provide to the Transfer Agent any books, records, or memoranda which are required in defense of any claim which may arise in the performance of the Transfer Agent’s duties hereunder.

f.	The Transfer Agent may consult with counsel of its choice, and any advice of such counsel shall be full and complete authorization and protection to the Transfer Agent with respect to any action taken or omitted by it in good faith, in reliance upon such advice, in connection with the performance of its duties or obligations under the Agreement. The Corporation agrees to reimburse the Transfer Agent for all reasonable expenses, disbursements and counsel fees (including reasonable expenses and disbursements of counsel) incurred with respect thereto.

g.	The Corporation agrees that the Transfer Agent shall be paid fees for its services and reimbursed for expenses in accordance with the attached fee schedule (See attached Fee Schedule — Exhibit C), which may be updated by the Transfer Agent from time to time. Requests for payment of fees and expenses shall be submitted by the Transfer Agent in the form of a written invoice at the beginning of each month for the services to be provided for the prior month. The Corporation shall make payment upon receipt of all invoices and all invoices shall be considered late if not paid in full by the last day of each month. The Corporation shall pay interest at the rate of 0.83% per month for all late invoices.

h.	The Transfer Agent will, at its own expense, maintain in full force and effect at all times during the term of this appointment insurance coverage in amounts with standard coverage and subject to deductibles as is customary for insurance typically maintained by similar transfer agents.

i.	The Transfer Agent will not have any liability for failure to perform or delay in performing duties set forth herein if the failure or delay is due to an event of force majeure. An event of force majeure is an event or condition beyond the Transfer Agent’s control including, but not limited to acts of God, natural disaster, civil unrest, state of war, fire, power failure, equipment failure, act of terrorism, or similar events beyond the Transfer Agent’s control. The Transfer Agent will make reasonable efforts to minimize performance delays or disruptions in the event of such occurrences.

j.	Nothing in the Agreement shall be construed to give any person or entity other than the Transfer Agent and the Corporation, and their successors and assigns, any legal or equitable right, remedy or claim under this Agreement. The Agreement shall be for the sole and exclusive benefit of the Transfer Agent and the Corporation.

VII.	CONSENT TO USE OF NAME AND LOGO

Each party may disclose in regulatory filings, marketing materials and in other communications the fact Transfer Agent has been appointed pursuant to this Agreement, however, neither party may disclose the specific terms of this Agreement including any fee information, without the prior written consent of the other party, unless disclosure of such fee information is required by SEC rules and regulations.

VIII.	UNCLAIMED PROPERTY ADMINISTRATION

a.	The Transfer Agent will provide unclaimed property reporting services for unclaimed certificates for the Securities and related cash dividends, which may be deemed abandoned or otherwise subject to applicable unclaimed property law or regulation.

b.	The Corporation shall assist the Transfer Agent and provide such cooperation as may reasonably be necessary in the performance of the services hereunder including delivery to the Transfer Agent of any and all such unclaimed property which may not otherwise be in the Transfer Agent’s possession.

IX.	LOST SECURITY HOLDER SEARCH SERVICES

a.	Pursuant to SEC rules (See SEC Rule 240.17Ad-17, as amended), the Transfer Agent is required to provide certain services regarding lost security holder accounts for the Securities.

b.	The Corporation agrees to reimburse the Transfer Agent for reasonable fees and expenses incurred by the Transfer Agent in the course of providing the referenced search services. The referenced fees and expenses may be assessed periodically by the Transfer Agent in accordance with the services provided. (See attached Fee Schedule — Exhibit C.)

X.	CONFIDENTIAL INFORMATION

a.	The Transfer Agent and Corporation acknowledge that during the course of the Agreement, the parties (the Discloser being the “Discloser”and the Recipient the “Recipient”) may make confidential data available to each other or may otherwise have access to proprietary or confidential information regarding the Corporation, its stockholders, or the Transfer Agent, or its or their affiliates (collectively, “Confidential Data”). Confidential Data includes all information not generally known or used by others and which gives, or may give the possessor of such information an advantage over its competitors or which could cause Corporation or Transfer Agent injury, loss of reputation or goodwill if disclosed. Such information includes, but is not necessarily limited to: data or information that identifies past, current or potential customers, stockholders, business practices, financial results, fees, research, development, systems and plans; certain information and material identified by the Discloser as “Proprietary” or “Confidential”; data that the Transfer Agent furnishes to the Corporation from the Transfer Agent’s database; data received from the Corporation and enhanced by the Transfer Agent; and/or data or information that the Recipient should reasonably be expected to know is confidential. Confidential Data may be written, oral, recorded, or maintained on other forms of electronic media. Because of the sensitive nature of the information that the Recipient and its employees or agents may obtain as a result of this Agreement, the intent of the parties is that these provisions be interpreted as broadly as possible to protect Confidential Data. This Agreement, together with the exhibits and schedules referred to herein or delivered pursuant hereto, are Confidential and Proprietary, and shall be treated as Confidential Data by the parties hereto. The Transfer Agent acknowledges that all Confidential Data furnished by Corporation is considered proprietary and strictly confidential. The parties agree to maintain security measures to protect Confidential Data in its possession.

b.	The Recipient agrees to hold as confidential all Confidential Data it receives from the Discloser. As between the Recipient and Discloser, ownership of Confidential Data shall remain with the Discloser, and Recipient shall not take any ownership interest in or right to use the Confidential Data unless expressly agreed in writing by the Discloser. The Recipient will use at least the same care and discretion to avoid unauthorized use and disclosure of the Discloser’s Confidential Data as it uses with its own similar information that it does not wish disclosed, but in no event less than a reasonable standard of care and no less than is required by law. The Recipient may only use and disclose Confidential Information of the Discloser only as necessary for the following “Permitted Purposes”: (1) performing its obligations under this Agreement, (2) in the case of Corporation, deriving the reasonable and intended benefit from the services provided by Transfer Agent under this Agreement, and (3) as otherwise specifically permitted in writing by the Discloser in this Agreement or elsewhere. The Recipient may disclose Confidential Data to: (i) its employees and employees of permitted subcontractors and affiliates who have a need to know; (ii) its attorneys and accountants as necessary in the ordinary course of its business; (iii) any regulatory authority, including the SEC and DTCC, and (iv) any other party with the Discloser’s prior written consent. Without limiting the foregoing, the parties further agree, subject to applicable law and regulations, that: (i) Confidential Data shall not be distributed, disclosed, or conveyed to any third party except by prior written approval of the Discloser; (ii) no copies or reproductions shall be made of any Confidential Data, except as needed to provide the services described in this Agreement; and (iii) the Recipient shall not use any Confidential Data for its own benefit or for the benefit of any third party.

c.	The parties acknowledge that the unauthorized use or disclosure of any Confidential Data may cause irreparable harm to the Discloser. Accordingly, the parties agree that the Discloser shall be entitled to equitable relief, including injunctive relief, in addition to all other remedies available at law for any threatened or actual breach of this Agreement or any threatened or actual unauthorized use or disclosure of Confidential Data.

d.	Except as prohibited by applicable law or regulation, the Recipient shall promptly notify the Discloser in writing of any subpoena, summons or other legal process served on the Recipient for the purpose of obtaining Confidential Data (i) consisting of a stockholder list, such as an identified class of Corporation stockholders, or (ii) relating to significant regulatory action or litigation that would have a material effect on the performance of the Transfer Agent or corporate status of Corporation. In such cases, the Discloser shall have a reasonable opportunity to seek appropriate protective measures; provided, however, that this subsection shall not require the Transfer Agent to notify the Corporation of its receipt of any subpoena, summons or other legal process seeking Confidential Data for a single stockholder or group of related stockholders in connection with routine tax levies or other routine third party litigation involving a stockholder. The Discloser will indemnify the Recipient for all reasonable expenses incurred by the Recipient in connection with determining the lawful release of the Confidential Data that is subject to a subpoena, summons or other legal process.

e.	The obligations set forth in paragraphs (a) through (d) above shall not apply to:

(i)	any disclosure specifically authorized in writing by the Discloser;

(ii)	any disclosure required by applicable law or regulation, including pursuant to a court order; or

(iii)	Confidential Data which:

(1)	has become public without violation of this Agreement; or

(2)	was disclosed to the Recipient by a third party not under an obligation of confidentiality to the Discloser; or

(3)	was independently developed by the Recipient not otherwise in violation or breach of this Agreement or any other obligation of the Recipient to the Discloser; or

(4)	was rightfully known to the Recipient prior to entering into this Agreement.

f.	The obligations of each party set forth in paragraphs (a) through (e) above shall survive termination or assignment of this Agreement.

XI.	TERM

a.	The Agreement shall have a term of three (3) years, which term shall automatically renew for successive three (3) year terms without any action unless either party shall provide written notice of cancellation thirty (30) days prior to the end of any applicable term period. In addition, either party may terminate the Agreement (i) at any time upon written notice if the terminating party has any reason to believe the other party or any of its officers, directors or affiliates may be involved, directly or indirectly, in potentially illegal conduct, and such notice shall state the basis for such termination, or (ii) upon thirty (30) days advance written notice that the other party is in material breach of its obligations hereunder, unless the breaching party has cured such breach within such thirty (30) day period. Any notice of termination by the Corporation shall include a certified copy of a resolution of the Board of Directors of the Corporation related to such termination and payment for all amounts due and owing to the Transfer Agent. Note — although there is no specific termination fee, however, if the company terminates this Agreement upon a change of control in ownership, transfer of record fees will apply based on the number of shareholders at that time.

b.	Upon the effective date of termination in accordance with the provisions noted above the Transfer Agent shall deliver, at the expense of the Corporation, to the Corporation, or to a successor transfer agent as directed in writing by the Corporation (and if no successor transfer agent has been identified at the time of resignation or removal, then the following shall be provided directly to the Corporation), all records of the Corporation in the possession of the Transfer Agent, with the exception of any blank stock certificates, as discussed in paragraph (a) above.

XII.	NOTICES

All notices to be given by one party to the other under the Agreement shall be in writing and shall be sufficient if made to such party at their respective address.

If notice to the Corporation: As set forth in the Certificate of Appointment.

If notice to the Transfer Agent:

V Stock Transfer, LLC

Attn: Chief Executive Officer

18 Lafayette Place

Woodmere, New York 11598

Facsimile:       (646) 536-3179

All notices and communications hereunder shall be in writing and shall be deemed to have been duly given if mailed, by registered or certified mail, return receipt requested, or, if by other means, including facsimile capable of transmitting or creating a written record directly to the office of the recipient, when received by the recipient party at the address shown above, or at such other addresses as may hereafter be furnished to the parties by like notice. Any such demand, notice or communication hereunder shall be deemed to have been received on the date received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt, or in the case of facsimile, the date noted on the confirmation of such transmission).

XIII.	GOVERNING LAW

The Agreement shall be construed, performed and enforced in accordance with, and governed by, the laws of the State of New York, without regard to the conflict of laws doctrine applied in such state.

XIV.	AMENDMENT; ENTIRE AGREEMENT; SEVERABILITY

a.	The Agreement may be amended or modified only by a written document authorized, executed and delivered by the Corporation and the Transfer Agent. Such document may be in the form of a resolution of the Corporation adopting a written amendment approved by the Transfer Agent.

b.	The Agreement, together with the exhibits and schedules referred to herein or delivered pursuant hereto, constitute the entire agreement and understanding of the parties with respect to the matters and transactions contemplated by this Agreement and supersede any prior agreement and understandings, including any fee proposals, with respect to those matters and transactions. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

AGREED AND ACCEPTED:

VSTOCK TRANSFER, LLC

By:
Name:
Title:

StreamNet Inc.

By:	/s/ Darryl Payne
Name: Darryl Payne
Title: CEO

Exhibit A

LEGAL DOCUMENTATION CHECKLIST

Documents required to make VStock Transfer’s appointment as transfer agent effective.

1.	A copy of the Certificate of Incorporation of the Corporation, together with all amendments, duly certified by the Secretary of State. Please also include the Bylaws of the Corporation and all amendments thereto.

2.	Preliminary Information Form (Exhibit B) of the Transfer Agent Services Agreement)

3.	Fully executed Certificate of Appointment (Exhibit D).

4.	A list (Exhibit E) of names, titles and specimen signatures of:

5.	A Reliance Letter (Exhibit F) signed by an authorized officer of the Corporation

6.	Provide status regarding DTC Eligibility and FAST listing (Exhibit G)

7.	Other agreements and documents as may be determined to be necessary.

Exhibit B

PRELIMINARY INFORMATION FORM

TO BE FURNISHED TO
VSTOCK TRANSFER, LLC
IN CONNECTION WITH ITS APPOINTMENT AS
TRANSFER AGENT AND REGISTRAR

1.	Name of Corporation: StreamNet Inc,

2.	Complete mailing address of Corporation: 7582 Las Vegas Blvd South. Las Vegas, NV89123

Phone and fax numbers of Corporation: 702 721 9915

3.	Richard Cutler 2800 Post Oak

Rd Suite 4100, Houston Texas

77056 713 888 0040

4.	Name, contact and phone number of stock certificate printer

5.	Number of stockholders: 6 stockholders

6.	State of Incorporation of Corporation: NV

7.	Corporation’s Federal Taxpayer Identification Number 813 332 4776

8.	Name and Address of individual to whom reports of transfers should be sent, as requested Darryl Payne 7582 Las Vegas Blvd South, Las Vegas, NV 89123

9.	Name and address of individual to whom invoices for fees and expenses should be sent: Darryl Payne 7582 Las Vegas Blvd South, Las Vegas, NV 89123

11.	Mergers/Acquisitions, effective dates and rates

12.	Record dates, distribution dates and rates for all stock splits/dividends, and/or cash dividends paid in past 12 months (if applicable):

13.	Nature of business

Music Label,

Media, Streaming,

TV Show Movie &

Music Rights,

Exhibit C

Services Included in Set-Up and
Ongoing Transfer and Registrar

Set Up

-	Transfer of existing shareholder information from compatible electronic file, free of charge for Excel or compatible electronic file

-	Establish secure, private issuer access to shareholder data

Stockholder Services

VStock Transfer is able to provide the following transfer agent and registrar services:

-	Maintenance of stockholder accounts, including new accounts, account consolidation and escheatment

-	Address changes

-	Provide a dedicated account manager for stockholder and broker inquiries

-	Prompt response to stockholder correspondence, email, and calls

-	Provide storage of records in compliance with strictest SEC guidelines

-	24/7 electronic issuer access to stockholder information

-	Unlimited on-demand reports, sorted according to issuer criteria

-	Cost basis tracking, as required

-	Maintenance of outstanding share records

-	Prompt response to audit requests

-	Regular compliance checks of stockholder accounts against Office of Foreign Assets Control Specially Designated Nationals list, as required by law

-	Preliminary lost stockholder searches as required by SEC regulations

-	Assistance to issuer with escheatment/abandoned property obligations

Our initial transfer set up fee will be $199 for shareholder data provided to us in in excel format. If data is provided in PDF or other format, additional data load fees may apply. We believe in doing things right at the set up stage to produce long term results. As such, we are confident that once we are able to solidify the data in our unique data base management system, both the company and the shareholders will benefit from having a reliable resource for all activity and reports going forward

Monthly Maintenance Fee

Our monthly maintenance fee is calculated based upon the number of record shareholders per class or series of securities:

○	Monthly Maintenance of 1-99 shareholders	$99 per month
○	Monthly Maintenance of 100-200 shareholders	$150 per month
○	Monthly Maintenance of 200-300 shareholders	$299 per month
○	Monthly Maintenance of 300-500 shareholders	$399 per month
○	Monthly Maintenance of 500+ shareholders	$749 per month

The following are a sample of services provided on a per transaction fee basis as set forth below:

○	Cancel Cert	$10.00
○	Issuance Per Cert	$35.00
○	Replacement of Lost or Stolen Cert	$50.00 (paid by shareholder)
○	Proxy Services	Available upon request
○	Proxy Printing	Available upon request
○	Audit verification	$75.00
○	Lost shareholder search (if needed)	$5.00 per shareholder per search
○	Escheatment (if needed)	$50.00 per shareholder

Other Costs and Excluded Services

The company will be billed separately at cost for certain out-of-pocket expenses such as postage, courier fees, and an inventory of blank share certificates.

The above services and fees do not include services in connection with stock splits, reverse stock splits, and “deep search” and associated escheatment/lost property fees. They do not include services for DWAC set-up ($499), maintenance ($150) issuances ($75) or transfer and does not include services for corporate actions, such as reorganizations, share exchanges, additional classes of stock or securities, conversions or redemptions of securities, exercises of warrants, tender offers or self-tenders, services for stock option plan or employee stock purchase plan administration, or proxy statements and annual meetings. We would be happy to provide a quote for these additional services upon request.

Please complete the information below:

I Darryl Payne authorize VStock Transfer, Inc. to charge my bank account

    (full name)

indicated below on or after 9/27/16

                                              (date)

ID Information

ID Type	Number

Country	State/Province

Billing Information

Billing Address	Phone#

City, State, Zip	Email

Account Type: ☐ Checking ☐ Savings

Name on Acct

Bank Name

Account Number

Bank Routing #

Bank City/State

Credit Card Information

Card Type Visa

4635 8900 0415 0776	07/20
Credit Card Number	Expiration Date	CVV Code 613

* Card Verification Value Code (CVV): CVV is a new authentication procedure established by credit card companies to further efforts towards reducing fraud for internet transactions. For Visa, MasterCard, and Discover cards, the card code is the last 3 digit number located on the back of your card on or above your signature line. For an American Express card, it is the 4 digits on the FRONT above the end of your card number.

As an authorized representative of the above mentioned company, I hereby authorize VStock Transfer, LLC to maintain the above referenced credit card on file and to use such card for each transaction with VStock Transfer on behalf of the above referenced company unless otherwise instructed by the card holder.

Signature	Print Name	Date

Exhibit D

CERTIFICATE OF APPOINTMENT
OF VSTOCK TRANSFER, LLC AS
TRANSFER AGENT AND REGISTRAR
By StreamNet Inc. Nevada. corporation (the “Company”),

WHEREAS, the Company is authorized to issue the following securities (the “Securities”):

Class of Securities	CUSIP	Par Value or Exercise Price	No. Securities Authorized

WHEREAS, the Securities outstanding on the date of this Certificate and issued after the date of this Certificate (a) are duly authorized, validly issued, fully paid and non-assessable and any preemptive and other contractual rights related to all issuances of the Securities have been satisfied, and (b) have been registered under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, or are exempt from registration. All issuances and transfers of Securities have been, and after the date of this Certificate will be, in compliance with all applicable laws, rules and regulations and all certificates evidencing the Securities shall bear all required legends.

NOW THEREFORE, I, the undersigned, do hereby certify that I am the duly elected, qualified and acting CEO Darryl Payne of StreamNet Inc, a corporation organized and existing under the laws of the State of NV that (i) approval by the Board of Directors is not necessary for the appointment of VStock Transfer, LLC as the Transfer Agent and Registrar, or (ii) the following is a true copy of a resolution adopted by the Board of Directors of said Corporation at a meeting duly held on September 27, 2016 at which a quorum was present and voted, or by unanimous written consent effective as of such date, that said resolution is now in full force and effect, and shall remain in full force and effect until altered by subsequent Board resolution:

RESOLVED, that VSTOCK TRANSFER, LLC, its successors and assigns, is hereby appointed Transfer Agent and Registrar (the “Transfer Agent”) effective 9/27/2016 (the “Effective Date of Appointment”), to act in accordance with its general practices, for the transfer and registration of securities.

WITNESS my authorized signature as Darryl Payne of the Corporation StreamNet Inc. this 27th day of September 2016.

StramNet Inc.
CEO Darryl Payne

Exhibit E

LIST OF AUTHORIZED INDIVIDUALS

The following is our list of authorized contacts and their level of authority with VStock Transfer, LLC.

AUTHORIZED CONTACTS (Complete all sections, print out form, check authorization boxes and obtain signatures.)
Individual’s Name

Title

Phone Number

E-mail

Signature	X	X	X

NAMES OF OFFICERS THAT ARE AUTHRIZED TO SIGN STOCK CERTIFICATES: 1. Darryl Payne

Exhibit F

RELIANCE LETTER

9/27/ 2016

V Stock Transfer, LLC

Attn: Chief Executive Officer

18 Lafayette Place

Woodmere, New York 11598

Dear Sirs:

VStock Transfer, LLC (“VStock Transfer”), can rely on the stockholder records for StreamNet Inc.(the “Company”) provided by the Company to VStock Transfer (the “Stock Ledger”). The Stock Ledger is a complete and accurate listing of all outstanding securities of the Company’s. Except as indicated in the Stock Ledger, there are no (i) stop transfer orders (e.g., lost certificates or adverse claims), (ii) court order or other document that affects the transfer and/or registrar of the Securities, and (iii) transfer restrictions in effect against any outstanding shares.

Thank you in advance for your assistance.

Sincerely,

By:	/s/ Darryl Payne
Name:	Darryl Payne
Title:	CEO

EXHIBIT G

ARE THE SHARES OF YOUR COMPANY CURRENTLY DTC ELIGILBE:

☐ YES

☐ NO

ARE YOUR SHARES APPROVED WITH FAST FOR ELECTRONIC TRADING (DWAC)?

☐ YES

☐ NO

Sample of our print on demand certificate below:

NUMBER
CERT.9999

TEST COMPANY

SHARES
**********9,000,000**********

INCORPORATED UNDER THE LAWS OF THE STATE OF NEVADA
$0.001 PAR VALUE COMMON STOCK

COMMON STOCK
CUSIP 999999ZZ9

THIS CERTIFIES THAT LITHIUM EXPLORATION GROUP, INC.

Is The Owner of

* NINE MILLION *

FULLY PAID AND NON-ASSESSABLE SHARES OF COMMON STOCK OF
TEST COMPANY

Transferable on the books of the Corporation in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar.

Dated: JANUARY 01, 2009

COUNTERSIGNED AND REGISTERED:
VSTOCK TRANSFER, LLC
Transfer Agent and Registrar

By:____________________
AUTHORIZED SIGNATURE

Chief Executive Officer

STOCK CERTIFICATE ORDER FORM

Exhibit A

Company:_________________________________________

Name of Signatory: _________________________________

Title: _________________________________

A specimen of your signature is required to reproduce. Please provide your signature below, using black ink, in the windows provided.